Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form F-3 (No. 333-157817) and the related prospectus of Fly Leasing Limited (the “Company”),
(2)	Registration Statement on Form F-3 (No. 333-187305) and the related prospectus of the Company,
(3)	Registration Statement on Form S-8 (No. 333- 166667), pertaining to the Company’s 2010 Omnibus Incentive Plan, and
(4)	Registration Statement on Form F-3 (No. 333–197912) and the related prospectus of the Company;

of our report dated May 2, 2016, with respect to the consolidated financial statements and schedule of the Company included in the Annual Report (Form 20-F) of the Company for the year ended December 31, 2016.

/s/ Ernst & Young LLP

San Francisco, California
March 14, 2017